ENDORSED-FILED
In the office of the Secretary of State
of the State of California
December 18, 2006

ARTICLES OF INCORPORATION
OF
Tri-Mark Mfg, Inc.

   FIRST. The name of the Corporation is Tri-Mark Mfg. Inc.

   SECOND. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

   THIRD. The name of the corporation's initial agent for service of process in the State of California is Barry Sytner, 643 South Olive Street, Suite 777, Los Angeles, California 90014.

   FOURTH. The corporation is authorized to issue one class of shares, designated as "Common Stock", and the total number of shares of Common Stock authorized to be issued is 1,000.

The personal liability of the directors of the corporation for monetary damages for breach of fiduciary duty shall be eliminated to the fullest extent permissible under California law. The corporation is authorized to indemnify its directors and officers to the fullest extent permissible under California law.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on the date below.

Date:  December 15, 2006.

LegalZoom.com, Inc., Incorporator

By:    /s/ Asami Agarie
       ------------------------------------
       Asami Agarie, Assistant Secretary